                                                                    EXHIBIT 10.2

                              EMPLOYMENT AGREEMENT

This Agreement, dated as of 10th June 2003, by and between ALEXANDER GERSH ("Employee") of 6332 Rutgers Street, Houston, Texas 77005 and FLAG TELECOM GROUP LIMITED (the "Company") whose registered office is at Cedar House, 41 Cedar Avenue, Hamilton 12, Bermuda.

In consideration of the premises and mutual covenants set forth below, the parties hereby agree as follows:

In this Agreement the "Board" means the Board of Directors from time to time of the Company.

"Associated Company" means a company, which from time to time is a subsidiary or a holding company of the Company or a subsidiary (other than the Company) of a holding company of the Company. In this definition "subsidiary" and "holding company" have the same meanings as in Section 736 of the Companies Act 1985, as originally enacted.

"Change of Control" means the occurrence of one of the following events:

any "person" or "group" becomes the "beneficial owner" (as such terms are used in Rule 13d-3 promulgated under the Security Exchange Act of 1934, as amended, except that a person or group shall be deemed to have "beneficial ownership" of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time), directly or indirectly, of 51% or more of the Common Stock (as defined below); provided, however, that an event described in this paragraph (i) shall not be deemed to be a Change in Control if any of following becomes such a beneficial owner: (A) any tax-qualified, broad-based employee benefit plan sponsored or maintained by the Company or any majority-owned subsidiary, (B) any underwriter temporarily holding securities pursuant to an offering of such securities, or (C) any person or group pursuant to a Non-Qualifying Transaction (as defined below); or

the Company amalgamates or otherwise consolidates or merges with any other corporation or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets and/or procures such sale or other disposition of the assets of the Company's direct and indirect subsidiaries (on a consolidated basis) to any other person or group, in either one transaction or a series of related transactions which occur within six months, other than an amalgamation or disposition of assets: (A) of or by the Company and/or its subsidiaries into or to a 100% owned subsidiary of the Company, or (B) pursuant to a transaction in which the issued Common Stock are exchanged for securities or other property with the effect that the beneficial owners of the issued Common Stock immediately prior to such transaction, beneficially own, directly or indirectly, at least a majority of the issued shares or stock (measured by voting power rather than number of shares) of the amalgamated corporation or the person or group to whom the Company's (and/or its subsidiaries') assets are transferred immediately following such transaction (any transaction which satisfies the criteria specified in (A) or (B) above shall be deemed to be a "Non-Qualifying Transaction");

"Common Stock" means the common shares of the Company, $1.00 par value per share.

1.      JOB AND RESPONSIBILITIES AND PLACE OF EMPLOYMENT.

The Company shall employ you in the post of Chief Financial Officer ("CFO") and as a member of the executive management team of the Company and you shall report to the Chief Executive Officer.

You shall exercise such duties in relation to the business of the Company as may from time to time be vested in or assigned to you by the Company. The Company reserves the right at any time during your employment, upon reasonable notice, to require you to undertake any duties which fall within your capabilities.

Your principal place of employment is London, United Kingdom; PROVIDED, THAT, during the continuance of your employment with the Company you may be required to travel to such places (whether in or outside the United Kingdom) and in such manner and on such occasion as the Company may from time to time decide.

2.      TERM OF APPOINTMENT

Subject to Clause 11, the period of employment under this Agreement shall be for a minimum period of one (1) year from 10 June 2003 (the "Minimum Period"). Thereafter, either party in accordance with Clause 11 can terminate this agreement.

3.      REMUNERATION

3.1 BASIC SALARY. You will be paid a basic salary of GBPL240,000 per annum payable monthly in arrears each calendar month subject to normal deductions of tax and national insurance in respect of the fulfillment of your duties as CFO. This salary will be paid by direct credit transfer to your personal bank. It will be your responsibility to ensure that the accounts department has a note of your Bank, Bank Account Number and Sort Code Number.

Your salary will be reviewed annually for possible increase and any changes will be at the entire discretion of the Company. The Company is not obliged to increase your salary following such reviews.

3.2 TARGET BONUS. You will also be eligible to receive a bonus targeted at 70% of basic salary. This Target Bonus will be pro rated for part years worked, including without limitation, the first and last years of your employment. Bonus earnings will be determined by the Chief Executive Officer, based on your performance against specific objectives. It will be possible to exceed the target bonus amount. Bonus will be paid normally in January of the following year, but not later than 31 March of that year. Should this Agreement be terminated, then the bonus earned but not yet paid before the termination date remains payable whether or not you are no longer employed or under notice.

An itemized pay statement of your earnings and deductions will be sent to you at the end of each month.

3.3 STOCK OPTIONS. You will be granted options under the Company's Stock Incentive Plan ("Plan") in respect of 8000 ordinary shares in the Company. 2667 shares will vest on the first anniversary of the date of grant, with a further 2667 shares vesting on the second anniversary of the date of grant and the remaining 2666 shares vesting on the third anniversary of the date of grant. Options will be granted on the first day of the first calendar month of employment with an exercise price equal to the closing price of the previous day's public trading. This award will be subject to the rules of the Plan, UK Sub-Plan and the attached Option Agreement.

3.4 CAR ALLOWANCE. You shall also be entitled to a cash car allowance of GBPL10,000 net of all UK taxes per annum payable in equal installments monthly in arrears each calendar month. This will be paid by the Company along with your monthly salary. For the avoidance of doubt, the cash car allowance is a contractual allowance and not part of your basic salary for purposes of Clause 11 of this Agreement.

3.5 The Company will provide you at no charge with home office facilities, such as fax, mobile phone and a blackberry or a similar device, to allow you to perform your duties for FLAG outside the FLAG offices.

3.6 PENSION. You have agreed to waive your right to pension contributions and your projected pension payments have been consolidated into your remuneration package.

3.7 JOINING BONUS. The Company shall pay to you on commencement of employment a one-off Joining Bonus of L121,500 (before deductions for tax and national insurance contributions). The Joining Bonus is to compensate you for the guaranteed bonus that you will forfeit. Should you receive any bonus payment from your previous employer - whether in full or in part - you must repay to the Company the same amount up to a maximum of L121,500. In the event that you leave the Company's employment before the first anniversary of the commencement of your employment, other than for dismissal without Cause or resignation with Good Reason, you must immediately repay to the Company the full amount of the Joining Bonus (save for any amount already repaid pursuant to this clause).

3.8 RE-IMBURSEMENT OF REPAID RELOCATION COSTS. The Company shall reimburse for any relocation costs that you are asked to repay as a result of leaving the employment of your current employer up to a maximum amount of US$75,000.

3.9 GUARANTEED BONUS. The Company will pay to you on 1 January 2004 a Guaranteed Bonus of L85,000 (before deductions for tax and national insurance contributions). In the event that you leave the Company's employment before the third anniversary of the commencement of your employment, other than for dismissal without Cause or resignation with Good Reason, you must immediately repay to the Company the full amount of the Guaranteed Bonus

3.10 ADDITIONAL BENEFITS. You shall be entitled to the following additional benefits:

(a) Tax Advice. Subject to the provision of valid receipts, the Company shall pay for all reasonable costs incurred by you in obtaining the tax advice necessary to enable you to complete your tax returns for 2003 and 2004 in the United States of America and the United Kingdom.

(b) Flights. Subject to the provision of valid receipts, the Company shall reimburse you for an amount of up to L20,000 per year for flights for you and your dependants to travel between USA and UK.

(c) Visa/Work Permit Arrangements. The Company shall apply for and pay for your Visa and/or Work Permit in the UK as required for the duration of your employment with the Company.

(d)     Relocation. The Company will:

        (i) meet all reasonable costs incurred in the engagement of an agent to arrange your relocation to the United Kingdom;

        (ii) meet all reasonable costs incurred in selling the property at [6332 Rutgers Street, Houston, Texas 77005], including the payment of any loss incurred on the sale of that property;

        (iii) meet all reasonable shipping, storage and removal costs involved in your relocation to the United Kingdom (including all reasonable costs incurred in the quarantine of your cat);

        (iv) meet all reasonable costs incurred in the provision of any temporary housing in London for the period that the property at [6332 Rutgers Street, Houston, Texas 77005] is being sold;

        (v) in the event that you purchase a property in London during the performance of your duties make a payment to you of up to L25,000 (after deductions in respect of tax and National Insurance contributions) towards the purchase by you of such a property.

In the event that you leave the Company's employment before the first anniversary of the commencement of your employment, other than for dismissal without Cause or resignation with Good Reason, you must immediately repay to the Company all the relocation costs set out in Clause 3.10 (d) above.

4.      EXPENSES

In the event that you incur any expense directly in the performance of your duties, the Company will reimburse such reasonable expenses, including air travel, subject to production by you of satisfactory evidence in accordance with the Company's Expenses policies, as in force from time to time.

5.      HOURS OF WORK

There are no normal working hours for this employment and you will be required to work such hours and at such times as the Company reasonably considers necessary to meet the needs of the business and the efficient discharge of your duties.

6.      SICKNESS OR INJURY

If you are absent from work due to illness or injury and you have carried out your responsibilities regarding notification of your absence, you will be entitled to sick pay. This will be continued payment of your normal salary (such payment to be inclusive of Statutory Sick Pay or social security benefits to which you may be entitled) for a total of up to 26 in any 52 consecutive weeks of employment under this Agreement.

The Company may at its entire discretion require you to undergo a medical examination by a doctor of the Company's choice at its expense.

You authorize the doctor to disclose to the Company the results of the examination and discuss with it any matters arising from the examination as might impair you in properly discharging your duties.

7.      INSURANCES

The Company will provide cover for you and your dependants in respect of private health insurance, dental insurance, vision insurance and life insurance through CIGNA International (in accordance with the policy document which has already been sent to you) and other insurances in accordance with the Company's normal insurance policies.

8.      HEALTH AND SAFETY

You are expected to comply with the Company regulations concerning health and safety at work.

9.      PROPRIETARY INFORMATION

Information that is furnished to you under this Agreement or that you come into contact with on the Company's premises or on the premises of any relevant Associated Company or under the Company's or any such relevant Associated Company's control ("Proprietary Information"), shall remain the property of the Company or the relevant Associated Company. All copies of Proprietary Information in written, graphic or other tangible form shall be returned to the Company at its request. Unless such Proprietary Information was previously known to you free of any obligation to keep it confidential, or has been or is subsequently made public by the Company, or a third party without breach of any agreement, it shall be kept confidential by you and such information shall be used only in performing services under this Agreement, and may not be used or disclosed to any other person, entity or for other purposes except upon such terms as may be agreed upon between yourself and the Company in writing. The Company may require you to sign a separate written agreement protecting the Proprietary Information.

10.     HOLIDAYS

Your vacation entitlement will be twenty-five (25) days per year (pro-rata for part years).

11.     TERMINATION OF EMPLOYMENT

Notwithstanding the Minimum Period or any successive period, your employment hereunder may be terminated under the following circumstances:

11.1 DEATH. Your employment hereunder shall terminate upon your death. On such termination, the Company will not pay any further salary, allowances or benefits to you other than your entitlement under any Company benefit plan.

11.2 DISABILITY. If you shall be or become incapacitated from any cause whatsoever from efficiently performing your duties hereunder for six (6) consecutive months or for twenty-six (26) weeks in the aggregate in any period of fifty-two (52) consecutive weeks, the Company shall have the right to terminate your employment hereunder for "Disability" and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. Without prejudice to any other right under this Agreement (including, without limitation, under sub-clauses 11.1, 11.3, 11.4, 11.5, 11.6 and 11.7) to terminate your employment, the Company will not exercise its right under this sub-clause 11.2 to terminate your employment for Disability if to do so would prejudice your benefits under the Company's permanent disability plan. On such termination, or in the event referred to in the last sentence, the Company will not pay any further salary, allowances or benefits to you other than your entitlement under any Company benefit plan.

11.3 CAUSE. The Company shall have the right to terminate your employment for Cause and such termination in and of itself shall not be, nor shall it be deemed to be, a breach of this Agreement. For purposes of this Agreement, the Company shall have "Cause" to terminate your employment upon your:

        (a) Willful misconduct, wrongdoing, fraud, theft, embezzlement or dishonesty, whether committed before or after the date of employment, if such conduct could reasonably damage the Company or an Associated Company economically or damage its reputation; or

        (b) commission of, indictment (or similar legal process) with a reasonable prospect of conviction for, conviction of or plea of guilty or no contest to any crime (other than minor traffic violations); or

        (c)     habitual drug or alcohol abuse; or

        (d) refusal or neglect to comply with any lawful orders given to you by the CEO and/or majority of the Board of the Company; or

        (e)     breach of any material term of this Agreement.

You will be provided with written notice by the Chief Executive Officer and given fourteen (14) days to explain the alleged conduct or cure (if curable) any of the events which could lead to your termination for Cause. The Company may, in its sole discretion, suspend your employment during such notice period and such action shall in no way give you Good Reason to terminate this Agreement. If the Chief Executive Officer finds that your explanation is unsatisfactory or you do not cure the alleged conduct, then the Company shall be entitled to terminate forthwith your employment under this Agreement. On such termination, the Company will not pay any further salary, allowances or benefits to you other than your entitlement under any Company benefit plan.

Any delay or forbearance by the Company in exercising any right of termination shall not constitute a waiver of it.

11.4 GOOD REASON. You shall be entitled to terminate your employment for "Good Reason" in the event of:

(a) the Company or any Associated Company diminishing your position with the Company as set forth in Clause 1 of this Agreement, or materially diminishing your responsibilities, or requiring you to report to a person or entity other than the Chief Executive Officer; and/or

(b) the Company or any Associated Company breaching any material term of this Agreement; and/or

(c) a Change of Control, following which no suitable alternative position is offered to you.

In the event that you seek to terminate your employment pursuant to this Clause 11.4, you shall provide the Company with written notice of the specific reasons for such termination within ninety (90) days of having knowledge of the event that is the basis for such termination and affording the Company thirty
(30) days to rectify the alleged complaint. Upon your providing such notice, the Company may, in its discretion, waive the ninety (90) day notice period and immediately terminate your employment.

If you terminate your employment for Good Reason, the Company shall pay you a sum equal to two years' worth of your basic salary, subject to all necessary deductions. For the avoidance of doubt, any entitlement in respect of Clause 11.6, or in respect of your service during any unexpired minimum term or notice period, shall not apply where you are entitled to the sum in this clause.

11.5 WITHOUT GOOD REASON. After the Minimum Period, you may terminate your employment without Good Reason by providing six (6) months' written notice to the Company. On such termination the Company will not pay any further salary, allowances or benefits to you other than your entitlement under any Company benefit plan. Upon providing such notice, the Company may immediately suspend your employment with pay and/or assign you to other executive duties and such action shall in no way give you Good Reason to terminate your employment.

11.6 WITHOUT CAUSE. After the Minimum Period, the Company may terminate your employment at any time without Cause by providing you with a notice of termination and such termination shall not in and of itself be, nor shall it be deemed to be, a breach of this Agreement. In the event of such termination, the Company shall pay to you, subject to all necessary deductions, a sum equal to two years' worth of your basic salary.

11.7 VESTING OF SHARES. Should your employment terminate with Good Reason, in accordance with clause 11.4 or Without Cause in accordance with clause 11.6 the Company agrees that unvested options held by you pursuant to clause 3.3 shall vest immediately and the Company shall the bear all reasonable costs associated with your return to the US.

11.8 EXPIRATION OF TERM. Your employment shall automatically terminate upon expiration of the period of employment and such termination shall not be a breach of this Agreement.

12.     RULES, POLICIES, PROCEDURES, GRIEVANCES AND DISCIPLINE

It is understood that you will be subject to all appropriate Company policies and procedures in force from time to time. You will also be subject to the Company's disciplinary rules and procedures set out in the Employee Handbook, as amended from time to time. In case of any conflict or inconsistency between these policies, procedures and rules on the one hand and this Agreement, on the other hand, this Agreement shall prevail.

13.     REPRESENTATIONS/CONFLICT OF INTEREST

You represent and warrant to the Company that you are free to undertake the obligations required by this Agreement and that there is no conflict of interest between your performance of this Agreement and any other obligation you may have to other parties. You acknowledge that the Company has relied upon such representations as a material inducement to entering into this Agreement with you.

The Company has agreed that you may continue in your role as a non-executive director of Vimpplecom provided that in the event of there being a conflict of interest the Company reserves the right to require you to resign from this position.

If it is finally determined that due to a breach of the representation in the immediately preceding paragraph that you are precluded from performing your obligations hereunder, the Company shall have the right to terminate your employment for Cause in accordance with clause 11.3.

14.     GOVERNMENT LAWS AND REGULATIONS

You agree, to the best of your ability, to comply with all applicable laws of the jurisdictions in which services are performed under this Agreement. You also agree to comply with all USA federal, state or local laws, and regulations applicable to the Company as a publicly traded entity in the USA, including, but not limited to, all applicable requirements of the US Foreign Corrupt Practices Act of 1977, as amended. Without limiting the generality of the foregoing obligations, you will not use any part of the compensation paid pursuant to this Agreement to make any payment or gift directly or indirectly to any employee, officer or representative of any foreign government, political party or candidate for political office under circumstances in which such payment could constitute a bribe, kickback or illegal payment under applicable USA or applicable non-USA laws. You agree that any violation of such applicable USA laws by you shall entitle the Company to terminate this Agreement in accordance with clause 11.3. You agree that you will not, in connection with the performance of services hereunder, discriminate against any person on account of race, color, religion, sex or national origin.

15.     MISCELLANEOUS

Any amendments to this agreement will be agreed upon with you in writing.

There are no collective agreements, which directly affect the terms and conditions set out in this Agreement.

Any notice may be given to you personally or to the Company Secretary (as the case may be) or may be posted to the Company (for the attention of its Secretary) at its registered office for the time being or to you either at your address given above or at your last known address. Any such notice shall be deemed served 48 hours after it was posted and in proving such notice it shall be sufficient to prove that the notice was properly addressed and put in the post.

All payments hereunder shall be subject to any required withholding of tax and national insurance pursuant to any applicable law or regulation.

Your rights and benefits hereunder shall not be assignable, whether by voluntary or involuntary assignment or transfer by you. This Agreement shall be binding upon, and inure to the benefit of, the successors and assigns of the Company, and your heirs, executors and administrators, and shall be assignable by the Company to any entity acquiring substantially all of the assets of the Company, whether by merger, consolidation, sale of assets or similar transactions.

This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

The section headings in this Agreement are for convenience of reference only, and they form no part of this Agreement and shall not affect its interpretation.

This Agreement shall be governed by and construed under laws of England and Wales and each of the parties hereby irrevocably agrees for the exclusive benefit of the Company that the Courts of England and Wales are to have jurisdiction to settle any disputes which may arise out of or in connection with this Agreement.


Signed s/ Patrick Gallagher                             10th June 2003
       --------------------------                       ------------------------
For and on Behalf of FLAG Telecom Group Limited         Date

I have read, understood and accept the Terms and        10th June 2003
Conditions of Employment as stated and referred to      ------------------------
in this document.

Signed s/Alex Gersh
       --------------------------
       Alexander Gersh                                  Date